Filed pursuant to Rule 433 Registration Statement Nos. 333-202913 and 333-180300-03 June 2, 2016

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our June offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our June offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See “Selective Risk Considerations” herein and “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage Accounts

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
1.5Y SPX RTY Digital Barrier Notes, 75% European Barrier, [9-10]% digital payment paid at maturity if no Knock-In Event occurs	22548QAB1	6/17/16	12/26/17	6/17/16, 11AM EST	1.00%	Download	Download
3Y SPX Absolute Return Barrier Securities, 80% European Barrier, 150% upside participation rate, to a maximum return of [30-35]%	22548QAD7	6/17/16	6/24/19	6/17/16, 11AM EST	1.75%	Download	Download
3Y RTY SX5E Contingent Coupon Callable Yield Notes, 70% European Barrier, [8.75-9.75]% p.a. contingent coupon paid semi-annually	22548QAA3	6/17/16	6/24/19	6/16/16, 4PM EST	1.25%	Download	Download
4Y SPX SX5E Autocallable Securities, 70% European Barrier, [11-12]% p.a. automatic redemption premium, 10% contingent minimum return	22548QAC9	6/17/16	6/24/20	6/16/16, 4PM EST	1.50%	Download	Download

1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American Barrier, [7-8]% p.a. coupon paid monthly	22548QA70	6/27/16	9/29/17	6/27/16, 11AM EST	1.5%	Download	Download
2Y SPX Buffered Accelerated Return Equity Securities, 10% Buffer, 200% upside participation rate to a maximum return of [15-17]%	22548QA54	6/27/16	7/2/18	6/27/16, 11AM EST	1.5%	Download	Download
5Y SPX Digital Plus Barrier Notes, 70% European Barrier, the greater of [40-45]% digital payment and 100% upside participation rate	22548QA21	6/27/16	7/1/21	6/27/16, 11AM EST	3%	Download	Download
5Y SPX RTY Accelerated Barrier Notes, 50% European Barrier, [135-140]% upside participation rate	22548Q7E9	6/27/16	7/1/21	6/27/16, 11AM EST	3%	Download	Download
5Y SPX RTY Absolute Return Barrier Securities, 65% European Barrier, [130-135]% upside participation rate	22548Q7G4	6/27/16	7/1/21	6/27/16, 11AM EST	3%	Download	Download
3.5Y RTY Digital Buffered Notes, 20% Buffer, [17.5-20.5]% digital payment	22548QA96	6/28/16	1/1/20	6/28/16, 11AM EST	2.25%	Download	Download
4Y SPX Digital Buffered Notes, 20% Buffer, [20-23]% digital payment	22548QA88	6/28/16	7/1/20	6/28/16, 11AM EST	2.5%	Download	Download

Advisory Accounts

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
1Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American Barrier, [8-9]% p.a. coupon paid monthly	22548QA47	6/30/16	7/6/17	6/30/16, 11AM EST	0%	Download	Download
1.5Y SPX Buffered Accelerated Return Equity Securities, 10% Buffer, 200% upside participation rate, to a maximum return of [13-15]%	22548Q7L3	6/30/16	1/4/18	6/30/16, 11AM EST	0%	Download	Download
3Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European Barrier, [8.5-9.5]% p.a. contingent coupon paid semi-annually	22548QA39	6/30/16	7/8/19	6/30/16, 11AM EST	0%	Download	Download
4Y SPX RTY Absolute Return Barrier Securities, 70% European Barrier, [140-145]% upside participation rate	22548Q7H2	6/30/16	7/3/20	6/30/16, 11AM EST	0%	Download	Download
4Y SPX Digital Plus Barrier Notes, 70% European Barrier, the greater of [30-35]% digital payment and 100% upside participation rate	22548Q7J8	6/30/16	7/3/20	6/30/16, 11AM EST	0%	Download	Download
5Y SPX RTY Accelerated Barrier Notes, 50% European Barrier, [155-160]% upside participation rate	22548Q7K5	6/30/16	7/6/21	6/30/16, 11AM EST	0%	Download	Download

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

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Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities.  If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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Contact Info
Toll Free Group Number: Group Email Address:	1-877-927-7335 list.isg-nyc@credit-suisse.com
Credit Suisse Contact Information
James Bass james.bass@credit-suisse.com 212 538 4488	Dolapo Lawal dolapo.lawal@credit-suisse.com 212 538 6357
Yinglu Zhang yinglu.zhang@credit-suisse.com 212 325 2180	Ana Guiu ana.guiu@credit-suisse.com 212 538 2106
Lauren Li lauren.li@credit-suisse.com 212 325 4325	Elaine Sam elaine.sam@credit-suisse.com

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